As filed with the Securities and Exchange Commission on November 13, 2007

File No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

NEW FRONTIER MEDIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	84-1084061
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7007 Winchester Circle, Suite 200 Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

NEW FRONTIER MEDIA, INC.

2007 STOCK INCENTIVE PLAN

(Full Title of the Plan)

________________________

Marc Callipari, Esq.

General Counsel

New Frontier Media, Inc.

7007 Winchester Circle, Suite 200

Boulder, Colorado 80301

(303) 444-0900

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Scott A. Berdan, Esq.

Kamlet Shepherd & Reichert, LLP

1515 Arapahoe Street, Tower I

Suite 1600

Denver, Colorado 80202

(303) 825-4200

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, par value $.0001, and preferred share purchase rights (3)	1,250,000	$5.85	$7,312,500	$224.49

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock that, by reason of certain events specified in the New Frontier 2007 Stock Incentive Plan (e.g., anti-dilution adjustments), may become subject to such plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices reported for the registrant’s common stock on the NASDAQ Global Select Market on November 6, 2007.

(3)

Each share of common stock also represents a share of Series A Junior Participating Preferred Stock of the Company (the “Rights”). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced only by the certificates for the common stock, and will be transferred along with and only with such common stock. Therefore, the Rights do not carry a separate price or necessitate an additional registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants in the New Frontier Media, Inc. 2007 Stock Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. Such documents will not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed with the Commission by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all of the shares of common stock offered hereby have been sold or that deregisters all such shares of common stock then remaining unsold, are hereby incorporated by reference in the registration statement and to be a part of this registration statement from the date of filing of such documents:

(a) The registrant’s annual report filed on Form 10-K for its fiscal year ended March 31, 2007, filed with the Commission on June 14, 2007 (File No.: 000-23697);

(b) All other reports or portions thereof filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

(c) The registrant’s definitive proxy statement filed with the Commission under cover of Schedule 14A on July 16, 2007 (File No.: 000-23697);

(d) The description of the registrant’s preferred share purchase rights contained in the registrant’s registration statement on Form 8-A filed with the Commission on December 6, 2001 (File No.: 000-23697), including any amendment or report filed for the purpose of updating such description; and

(e) The description of the registrant’s common stock as set forth in the registrant’s registration statement on Form 8-A filed with the Commission on January 30, 1998 (File No.: 000-23697), including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to Section 18 of the Exchange Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Colorado Business Corporation Act, as amended (the “Act”), permits a corporation to indemnify its directors and officers against liability incurred in a proceeding if (a) such person conducted himself or herself in good faith; and (b) such person reasonably believed (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Absent a contrary provision in a corporation’s articles of incorporation, the Act provides for mandatory indemnification of directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by him or her in connection with the proceeding. The registrant’s Amended and Restated Articles of Incorporation (the “Articles”) do not contain a contrary provision. The Act permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with public policy and provided for by the corporation’s bylaws, action of its board of directors or shareholders, or contract. The Act limits the indemnification that a corporation may provide to its directors in two material respects: a corporation may not indemnify a director (i) in a derivative action in which the director is adjudged liable to the corporation; or (ii) in any proceeding in which the director is adjudged liable on the basis that the director derived an improper personal benefit.

The registrant’s Articles provide that the registrant may indemnify directors, officers, employees, fiduciaries and agents of the registrant in third party and derivative proceedings if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the registrant and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. No indemnification is permitted to be made in respect of any derivative claim, issue or matter as to which a person has been adjudicated to be liable for negligence or misconduct in the performance of his or her duty to the registrant unless and only to the extent that the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnification for such expenses that such court deems proper. Additionally, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the registrant in advance of the final disposition of any such action upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by the registrant as authorized in the registrant’s Articles.

The registrant’s Second Amended and Restated Bylaws (the “Bylaws”) provide that, subject to the Act and as may be expressly limited by the registrant’s Articles, the registrant shall indemnify any person: (a) made a party to any proceeding (other than an action by, or in the right of, the registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant, or is or was serving at the registrant’s request as a director, officer, employee or agent of another corporation, or other enterprise; or (b) who was or is a party to any proceeding by or in the right of the registrant, to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification by its terms is mandatory in all circumstances in which indemnification is permitted by law. Further, under the Bylaws, the registrant may make any other or further indemnification or advancement of expenses of any of the directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and to action in another capacity while holding such office, subject to limitations of the Act or as to any transaction wherein a director derived an improper personal benefit.

The registrant has entered into employment agreements with each of its executive officers under which the corporation has agreed to defend and indemnify such executives against all claims for acts within the scope of such executive’s duties, but excluding acts of gross negligence and willful misconduct. In addition, the corporation has agreed to maintain and maintains director and officers’ insurance that covers the directors and such executives for all acts within the scope of their duties, but excluding acts of gross negligence and willful misconduct.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.01 to Registration Statement on Form SB-2 (File No.: 333-35337) filed with the Commission on September 10, 1997).
4.2

Rights Agreement between the registrant and Corporate Stock Transfer, Inc. (incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A (File No.: 000-23697) filed with the Commission on December 6, 2001).

4.3

Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, together with the related Rights Certificate (included as Appendices A and B to the Rights Agreement incorporated by reference herein as Exhibit 4.2).

5.1	Opinion of Kamlet Shepherd & Reichert, LLP with respect to the legality of the common stock registered hereby.
23.1	Consent of Kamlet Shepherd & Reichert, LLP (contained in its opinion filed herewith as Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm, with respect to the registrant.
24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Boulder, State of Colorado, on this 13th day of November, 2007.

NEW FRONTIER MEDIA, INC.

By: /s/ Michael Weiner
Name: Michael Weiner
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Weiner and Marc Callipari, jointly and severally, each in his or her own capacity, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Weiner MICHAEL WEINER	CHIEF EXECUTIVE OFFICER, SECRETARY AND DIRECTOR (Principal Executive Officer)	NOVEMBER 13, 2007
/s/ Matthew Pullam MATTHEW PULLAM	PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER	NOVEMBER 13, 2007
/s/ Melissa Hubbard MELISSA HUBBARD	DIRECTOR	NOVEMBER 13, 2007
/s/ Alan Isaacman ALAN ISAACMAN	DIRECTOR	NOVEMBER 13, 2007
/s/ Hiram J. Woo HIRAM J. WOO	DIRECTOR	NOVEMBER 13, 2007

/s/ Walter Timoshenko WALTER TIMOSHENKO	DIRECTOR	NOVEMBER 13, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.01 to Registration Statement on Form SB-2 (File No.: 333-35337) filed with the Commission on September 10, 1997).
4.2

Rights Agreement between the registrant and Corporate Stock Transfer, Inc. (incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A (File No.: 000-23697) filed with the Commission on December 6, 2001).

4.3

Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, together with the related Rights Certificate (included as Appendices A and B to the Rights Agreement incorporated by reference herein as Exhibit 4.2).

5.1	Opinion of Kamlet Shepherd & Reichert, LLP with respect to the legality of the common stock registered hereby.
23.1	Consent of Kamlet Shepherd & Reichert, LLP (contained in its opinion filed herewith as Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm, with respect to the registrant.
24.1	Power of Attorney (included on the signature page to this registration statement).